Airbee Wireless Appoints Charles Gunderson as Chief Operating Officer

ROCKVILLE, Md., June 07, 2007 — Airbee Wireless (ABEW:OB) today announced that Charles Gunderson has joined the company as chief operating officer (COO). In this role, Gunderson will be responsible for all day-to-day operations of the company. Gunderson brings more than 25 years of experience to his new role at Airbee. During his career, he has held the titles of vice president, general manager, and other senior management positions at several leading high-tech firms, including Calcomp, Epson America, Trimble Navigation, and DriveCam.

“I’m excited by the tremendous opportunities Airbee offers,” said Gunderson. “The company is a technology and industry leader in the emerging market of short-range wireless and low-power wireless mesh networking.”

“Charlie brings a successful track record with an extensive business and technology background. We welcome his experience working with early-stage high-growth companies like Airbee,” said Raj Sundaresan, CEO of Airbee Wireless. “His management experience will be invaluable as the Airbee organization continues developing new products and gaining market share.”

Gunderson holds a B.S. in Engineering from Oregon State University, and an M.B.A. from The Wharton School. He has authored and co-authored many technical and business process patent applications throughout his career.

About Airbee Wireless Products
Airbee has created a full spectrum of product offerings tailored to meet the particular requirements from early product development through productization, certification, and production ramp-up. The company’s product offering leverages an extensive background as a short-range wireless and low-power mesh networking pioneer, along with the expertise of the industry’s broadest and deepest development team. Airbee provides a portfolio of ZigBee-ready networking software for any number of 802.15.4 radio/microcontroller combinations used in ZigBee networks. Designed and engineered to comply with ZigBee/IEEE 802.15.4 global standards, Airbee’s embedded software offers affordability, a streamlined path for end-product certification, shortened time to market, and the flexibility to tailor specific product features within a comprehensive software environment.

About Airbee Wireless
Airbee Wireless is a pioneer and the leading expert in short-range wireless and low-power wireless mesh networking, as well as the last remaining independent software provider in this market segment. Airbee provides OEM developers a unique blend of proven standards-compliant software solutions, hardware-independent implementation alternatives, and the hands-on assistance to assure product success. Airbee is one of the first companies to have a software platform certified to the most current ZigBee 2006 standards and has also been selected as one of the “Golden Units” for ZigBee Pro, which is the latest ZigBee specification. For more information, please visit http://www.airbeewireless.com/.

About ZigBee: Wireless Control That Simply Works
The ZigBee Alliance is an association of companies working together to enable reliable, cost-effective, low-power, wirelessly networked, monitoring and control products based on an open global standard. The ZigBee Alliance membership comprises technology providers and original equipment manufacturers worldwide. Membership is open to all. Additional information can be found at http://www.zigbee.org/.

Forward-Looking Statements
“Forward-looking statements” may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Airbee Wireless, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, and/or changes in our business strategies.

Airbee is a trademark of Airbee Wireless. All other trademarks are the property of their respective owners.

SOURCE: Airbee Wireless
The Ardell Group Taryn Unruh, 858-792-4963 taryn@ardellgroup.com